Exhibit 32.2

Certification of United Air Lines, Inc.
Pursuant to 18 U.S.C. 1350
(Section 906 of the Sarbanes-Oxley Act of 2002)

Each undersigned officer certifies that to the best of his/her knowledge based on a review of the quarterly report on Form 10-Q for the period ended September 30, 2009 of United Air Lines, Inc. (the “Report”):

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of United Air Lines, Inc.

Date:  October 21, 2009

/s/ Glenn F. Tilton
Glenn F. Tilton
Chairman and
Chief Executive Officer

/s/ Kathryn A. Mikells
Kathryn A. Mikells
Executive Vice President and
Chief Financial Officer